Exhibit 23.4

17 September 2018

Puyi Inc.

Avalon Trust & Corporate Services Ltd.,

Landmark Square,

1st Floor, 64 Earth Close,

PO Box 715, Grand Cayman KY1 1107,

Cayman Islands

RE: Consent of China Insights Consultancy Limited

Dear Sirs/Madams:

We, China Insights Consultancy Limited, understand that Puyi Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to references to our name, information, data and statements from our databases, research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research report titled “Industry Report of the Third Party Wealth Management Industry and Asset Management Industry in China” (the “Report”) and any subsequent amendments to the Report, in (i) the Registration Statement of the Company and its subsidiaries and affiliates with the SEC under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows, other activities and publicity materials in connection with the Proposed IPO, and (vi) in other marketing and fundraising activities and investor relations management following the Proposed IPO. We also hereby consent to filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of

China Insights Consultancy Limited

By:	/s/ Leon Zhao

Name: Leon Zhao

Position: Executive Director